UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2008

FISHER COMMUNICATIONS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	000-22439	91-0222175
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Fourth Avenue N., Suite 510, Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-404-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On December 19, 2008, Fisher Communications, Inc. (the "Company") terminated the Company’s Credit Agreement, dated as of September 20, 2004, among the Company, certain of its affiliates, and Wachovia Bank, National Association (the "Credit Agreement"). The termination was effective December 19, 2008.

The Credit Agreement provided the Company with a six year senior revolving credit facility for Company borrowings up to $20 million in the aggregate. The Credit Agreement placed limitations on various aspects of the Company’s business and operations, and amounts borrowed accrued interest at variable rates based at the Company’s option on either: (i) the LIBOR rate plus a margin of 250 basis points, or (ii) the higher of the prime rate plus 175 basis points, or the overnight federal funds rate plus 225 basis points. There have been no amounts outstanding pursuant to the Credit Agreement since August 29, 2008, and no borrowings were outstanding as of the termination. The Company did not incur any early termination penalties, and as a result of the termination, all encumbrances under the Credit Agreement will be released. The Company continues to have sufficient liquidity to fund its anticipated working capital and operating activity needs through 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER COMMUNICATIONS, INC.

December 29, 2008	By:	/s/ Joseph L. Lovejoy

Name: Joseph L. Lovejoy
Title: Senior Vice President & Chief Financial Officer